Exhibit 99.1

Joint Filing Statement

Statement Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to file a joint statement on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to the common stock, par value $0.0001 per share, of Sonder Holdings Inc., beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.

Dated: February 14, 2025

INOVIA GROWTH CAPITAL INC.

	By:	/s/ Karim Sharobim
	Name:	Karim Sharobim
	Title:	Chief Legal Officer

INOVIA GROWTH FUND, L.P. By its general partner, iNovia Growth Capital Inc.

By:	/s/ Karim Sharobim
Name:	Karim Sharobim
Title:	Chief Legal Officer